Exhibit 99.1

NEWS RELEASE

Contacts:
MSC Income Fund, Inc.
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MSC Income Fund Announces Third Quarter 2026
Private Loan Portfolio Activity
HOUSTON – October 8, 2026 – MSC Income Fund, Inc. (NYSE: MSIF) (“MSC Income” or the
“Fund”) is pleased to announce the following recent activity in its private loan portfolio. During the third quarter of 2026, MSC Income originated new or increased commitments in its private loan portfolio totaling $62.2 million and funded total investments across its private loan portfolio with a cost basis totaling $61.4 million.
The following represent notable new private loan commitments and investments during the third quarter of 2026:
•$14.1 million in a first lien senior secured term loan, $2.6 million in a first lien senior secured revolver, $5.1 million in a first lien senior secured delayed draw term loan and $0.6 million in equity to a provider of manufacturer representation and power systems integration services;
•$6.7 million in a first lien senior secured term loan, $3.8 million in a first lien senior secured revolver, $4.2 million in a first lien senior secured delayed draw term loan and $0.3 million in equity to a distributor of medium-voltage cables and accessories; and
•$10.9 million in a first lien senior secured term loan, $3.2 million in a first lien senior secured revolver and $1.0 million in equity to a manufacturer of industrial mixing equipment.
As of September 30, 2026, MSC Income’s private loan portfolio included total investments at cost of approximately $849.6 million across 81 unique companies. The private loan portfolio, as a percentage of cost, included 90.1% invested in first lien senior secured debt investments and 9.9% invested in equity investments or other securities.
ABOUT MSC INCOME FUND, INC.
The Fund (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund.
The Fund’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.
The Fund seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Fund also maintains a portfolio of customized long-term debt and equity investments in lower middle market companies, and through those investments, the Fund has partnered with entrepreneurs, business owners and management teams in co-investments with Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) utilizing the customized “one-stop” debt and equity financing solutions provided in Main Street’s lower middle market investment strategy. The Fund’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Fund’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.
ABOUT MAIN STREET CAPITAL PARTNERS
MSC Adviser I, LLC dba Main Street Capital Partners (“MSCP”) is a wholly-owned subsidiary of
Main Street that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. MSCP serves as the investment adviser and administrator of the Fund in addition to several other advisory clients.